UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.              )

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Inphi Corporation

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INPHI CORPORATION

2953 Bunker Hill Lane, Suite 300

Santa Clara, California 95054

(408) 217-7300

April 25, 2013

Dear Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders. The 2013 Annual Meeting of Stockholders will be held at 9:30 a.m., Pacific Time, on Friday, May 24, 2013, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304.

The formal notice of the 2013 Annual Meeting of Stockholders and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the 2013 Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the 2013 Annual Meeting of Stockholders.

Sincerely,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2013

To Our Stockholders:

Inphi Corporation will hold its 2013 Annual Meeting of Stockholders at 9:30 a.m., Pacific Time, on Friday, May 24, 2013, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304. We are holding the 2013 Annual Meeting of Stockholders:

•	to elect Class III directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to approve an amendment to the 2010 Stock Incentive Plan to increase the number of shares available for issuance thereunder by 1,000,000 shares, from 2,000,000 shares to 3,000,000 shares;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the 2013 Annual Meeting of Stockholders and any adjournments or postponements of the 2013 Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 5, 2013 are entitled to notice of, and to vote at the 2013 Annual Meeting of Stockholders and any adjournments or postponements thereof. For ten days prior to the 2013 Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054.

It is important that your shares are represented at this 2013 Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card or vote via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

Santa Clara, California

April 25, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 24, 2013.

Our Proxy Statement for our 2013 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2012 and our Annual Report on Form 10-K are available on our website at www.inphi.com.

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INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Inphi Corporation, a Delaware corporation, of proxies to be used at our 2013 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304 at 9:30 a.m., Pacific Time, on Friday, May 24, 2013. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 25, 2013.

Appointment of Proxy Holders

Our Board asks you to appoint Ford Tamer and John Edmunds as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 5, 2013, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 5, 2013, we had 29,066,135 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 5, 2013. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either via the Internet, by mail or in person as described below. Our Board recommends that you vote via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the instructions on the voting instruction card received from the bank or broker.

Voting via the Internet. You can vote by proxy via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope or as instructed on the voting instruction card.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class III directors, FOR approval of the amendment to the 2010 Stock Incentive Plan and FOR the ratification of the appointment of our independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the two nominees for Class III directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 5, 2013, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 2 (approval of an amendment to the 2010 Stock Incentive Plan) are not considered a routine matters, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposals 1 and 2, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposals 1 and 2.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, e-mail, or facsimile. No additional compensation will be paid to these persons for solicitation. We have retained MacKenzie Partners, Inc. as our proxy solicitor, and we will pay the customary costs of $7,500 associated with such engagement. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our bylaws provide for a Board of Directors consisting of not fewer than three (3) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at seven (7) members, however, the authorized number will be reduced to six (6) members effective at the time of the Annual Meeting.

Our Board is divided into three classes: Class I, Class II, and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are David Liddle and Bruce McWilliams and their terms will expire at the annual meeting of stockholders to be held in 2014.

•	Our Class II directors are Diosdado P. Banatao and Ford Tamer and their terms will expire at the annual meeting of stockholders to be held in 2015.

•	Our Class III directors are Chenming C. Hu, Peter J. Simone, and Sam S. Srinivasan and their terms will expire at the Annual Meeting.

Our Board, upon the recommendation of the nominating and corporate governance committee, has selected Dr. Hu and Mr. Srinivasan as nominees for election as Class III directors at the Annual Meeting. Mr. Simone will not stand for re-election and will resign upon expiration of his term at the Annual Meeting. Accordingly, two Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2016 or until they resign, are removed or their successors are elected and qualified. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

The names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on our Board, are set forth below.

Dr. Chenming C. Hu has served on our Board since August 2010 and serves on the compensation committee. Since 2004, Dr. Hu has served as the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at the University of California, Berkeley, where he has been a professor since 1976. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the board of directors of SanDisk Corp. and was the founding board chairman of Celestry Design Technologies. He previously served on the board of directors of FormFactor, Inc. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from the University of California, Berkeley, all in electrical engineering.

Dr. Hu’s background as an academic in electrical engineering and computer science provides a diversity of experience for his service on our Board and valuable insight into our industry. Dr. Hu has also served on the board of directors of several other technology companies.

Mr. Sam Srinivasan has served on our Board since May 2007 and as a lead director since February 2011. He is also the Chairman of the Audit Committee and serves on the compensation and governance committees. Mr. Srinivasan served as Chief Executive Officer and Chairman of Health Language, Inc., a software company from May 2000 to March 2002. He also served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc., a semiconductor company, from November 1988 to March 1996, and as Director, Internal Audits and subsequently as Corporate Controller of Intel Corporation, a semiconductor company, from May 1984 to November 1988. Currently Mr. Srinivasan serves on the board of directors of TransSwitch Corporation, as well as its nominating and corporate governance committee and is the chairman of its audit committee. Mr. Srinivasan previously served on the board of directors of SiRF Technology Holdings, Inc. from 2004 to 2009, Centillium Communications, Inc. from 2006 to 2008, and Leadis Technology, Inc. from 2008 to 2009. He holds an M.B.A. from Case Western Reserve University.

Mr. Srinivasan brings to our Board considerable financial experience with publicly-traded companies. He has also served as a director for a number of technology companies and as member of various board of director committees.

Vote Required

The two nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Chenming C. Hu and Sam S. Srinivasan as Class III directors of Inphi.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of April 5, 2013, with the exception of Peter J. Simone as he is not standing for re-election at the Annual Meeting:

Name	Age	Position
Ford Tamer	51	President, Chief Executive Officer and Director
John Edmunds	55	Chief Financial Officer, Chief Accounting Officer and Secretary
Charles Roach	43	Senior Vice President, World Wide Sales
Norman Yeung	57	Senior Vice President, Engineering
Ron Torten	46	Vice President of Worldwide Operations
Diosdado P. Banatao	66	Chairman of the Board
Chenming C. Hu(2)	65	Director
David Liddle(2)(3)	68	Director
Bruce McWilliams(1)	56	Director
Sam S. Srinivasan(1)(2)(3)	68	Lead Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following presents biographical information for each of our executive officers and directors listed in the table above, other than the director nominees whose information is on pages 3 and 4. With respect to our directors, the biographical information includes each director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Ford Tamer has served as our President and Chief Executive Officer and as a director since February 2012. Dr. Tamer most recently served as Chief Executive Officer of Telegent Systems, Inc. from June 2010 until August 2011. Prior to joining Telegent, Dr. Tamer was a Partner at Khosla Ventures from September 2007 to April 2010. Dr. Tamer previously served as Senior Vice President and General Manager—Infrastructure Networking Group at Broadcom Corporation from June 2002 to September 2007. He also served as Chief Executive Officer of Agere Inc. from September 1998 until it was acquired by Lucent Technologies in April 2000, which Lucent spun out as Agere Systems Inc. in March 2001. Dr. Tamer continued to serve as Vice President of Agere Systems until April 2002. He holds an M.S. degree and Ph.D. in engineering from Massachusetts Institute of Technology.

We believe it is important that our Chief Executive Officer serve on the Board of Directors. As our Chief Executive Officer, he has a unique understanding of our strategy, markets, competitors and operations. In addition, we believe his leadership of diverse business units and functions as a senior executive officer at other companies addressing and competing in our target markets prior to joining Inphi gives him an extensive understanding of our industry and has positioned him to bring highly relevant leadership, corporate development, operational and financial experience to our Board.

John Edmunds has served as our Chief Financial Officer and Chief Accounting Officer since January 2008. He previously served as Chief Financial Officer of Trident Microsystems, a semiconductor company, from June 2004 to January 2008. Mr. Edmunds also served as Senior Vice President and Chief Financial Officer for Oak Technology, Inc. from January 2000 until it was acquired by Zoran Corporation in August 2003. He continued to serve as Vice President of Finance for Zoran until June 2004. Mr. Edmunds started his career as a C.P.A. with Coopers & Lybrand in San Francisco and San Jose. He holds a B.S. degree in finance and accounting from the University of California, Berkeley.

Charles Roach has served as our Senior Vice President, World Wide Sales since September 2012. Prior to joining us, from July 2009 to August 2012, he served as Vice President of Sales for Integrated Device Technologies, where he managed the Americas and South East Asia sales teams along with the worldwide EMS team. Before IDT, from March 1995 to June 2009, Mr. Roach was in charge of Worldwide Strategic Accounts at Applied Micro Circuits, the Central and Southeast U.S. Sales Manager at MMC Networks and Managing Partner and Sales Engineer at Electro Source. Mr. Roach holds a B.S. degree in electrical engineering from Auburn University.

Norman Yeung has served as our Senior Vice President, Engineering since April 2012. Mr. Yeung joined us in February 2007 as Vice President of Engineering. He previously served as Sr. Director at Sun Microsystems, where he led an organization of 200+ multi-disciplined engineers, from June 2001 to February 2007. Mr. Yeung began his career with Hughes Aircraft, held various design engineering and senior manager positions at Intel, Cydrome, MIPS and Silicon Graphics, and was Chief Executive Officer and founder of Sandcraft, an embedded microprocessor company. He holds a B.S. degree in electrical engineering and computer science from the University of California, Berkeley, and completed a Mini-MBA course for High Tech Companies at Stanford University.

Ron Torten has served as our Vice President, Operations and Information Technology since September 2012. Mr. Torten joined us in December 2007 as Vice President of Worldwide Sales, served as acting Vice President of Worldwide Operations from July 2011 until March 2012 and as Vice President of Worldwide Operations until September 2012. Mr. Torten previously served as Chief Executive Officer of NemeriX, a semiconductor company, from January 2006 to December 2007. From January 2004 to December 2005, he served as Vice President, Worldwide Materials, at Agilent Technologies, Inc.’s Semiconductor Group, now known as Avago Technologies. Mr. Torten served as Vice President and General Manager for the Networking Entertainment Division at Agere Systems, Inc., a semiconductor company, from April 2000 to January 2004. He holds a B.S. degree in chemical engineering from the Technion—Israel Institute of Technology and an M.B.A. from the University of California, Davis.

Diosdado P. Banatao has served on our Board and as chairman of our Board since December 2000 and served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Mr. Banatao has been a Managing Partner of Tallwood Venture Capital, a venture capital firm, since July 2000 and served as Interim President and Chief Executive Officer at Ikanos Communications, Inc. from June 2011 to June 2012 and from April 2010 to August 2010. From April 2008 to June 2009, he also served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., which was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at Mayfield Fund from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Incorporated, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies and Intersil Corporation. Mr. Banatao currently serves on the board of directors of Ikanos Communications, Inc. He previously served as on the board of directors of SiRF Technology (acquired by CSR plc); CSR plc; Sequoia Communications; Marvell Technology Group Ltd.; Acclaim Communications (acquired by Level One Communications, Inc., which was then acquired by Intel Corporation); NewPort Communications (acquired by Broadcom Corporation); Cyras Systems (acquired by Ciena Corporation); and Stream Machine Company (acquired by Cirrus Logic, Inc.). He has also served on the board of directors of various privately held companies in the semiconductor industry. Mr. Banatao holds a B.S. degree in electrical engineering, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. degree in electrical engineering from Stanford University.

Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in numerous semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations.

Mr. David Liddle has served on our Board since July 2012, and serves as Chairman of the compensation committee and as a member of the nominating and corporate governance committee. Mr. Liddle serves as a member of U.S. Venture Partners (USVP), which he joined in January 2000, after retiring as president and Chief Executive Officer of business incubator, Interval Research Corporation (Interval). Prior to co-founding Interval, Mr. Liddle founded and served as Chief Executive Officer of Metaphor, which was acquired in 1991 by International Business Machines Corp. (IBM), where he became Vice President of Business development for IBM Personal Systems. Mr. Liddle’s extensive experience in research and development includes 10 years at Xerox Palo Alto Research Center (PARC) and as head of the System Development Division (SDD). He currently serves on the board of directors of the New York Times Company (since 2000). Mr. Liddle previously served on the board of directors of Sybase, Broderbund Software, Borland International and Ticketmaster. His board involvement at USVP also includes private companies AltoBeam, Karmasphere, Klocwork and Linestream and, previously, public companies Optichron (2004-2011, acquired by NetLogic) and MaxLinear (2004-2012). Mr. Liddle has served as a Consulting Professor of EE and also of CS at Stanford. He has served on the DARPA Information Science and Technology Committee and as chair of the NAS Computer Science and Telecommunications Board (CSTB) from 2006 to 2010. In addition, he recently chaired the CSTB study on Wireless Technology Prospects and Policy Options. He has served on the boards of the Colleges of Engineering at Stanford University, UC Berkeley, the University of Michigan and the University of Toledo and previously chaired the board of the Santa Fe Institute. He is currently on the boards of the SETI Institute (since 2012) and the Public Library of Science (since 2011), an open access online science and medicine publishing organization. Mr. Liddle earned a B.S. in Electrical Engineering at the University of Michigan and an MSEE, MSCS, and Ph.D. at the University of Toledo, where his dissertation focused on reconfigurable computing machines. His contributions to human-computer interaction design earned him the distinction of Senior Fellow at the Royal College of Art.

Mr. Liddle possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience. Mr. Liddle has also served on the board of directors of several other technology companies.

Mr. Bruce McWilliams has served on our Board since October 2012, and serves on the audit committee. Mr. McWilliams brings more than 25 years of executive leadership and technology development experience to Inphi. He has served as President and Chief Executive Officer of SuVolta and as a director since June 2009. Prior to joining SuVolta, he served as President and CEO of Tessera Technologies, which he took public through a highly successful initial public offering, from June 1999 to August 2008. Mr. McWilliams also served as President and CEO of S-Vision, a liquid crystal-on-silicon based display technology company, Senior Vice President of Flextronics International, and President and CEO of nCHIP, a multichip module packaging company that was acquired by Flextronics. In addition to serving on SuVolta’s board of directors, Mr. McWilliams serves of the board of directors of Intermolecular Inc. from 2005 to present and is a member of the board of trustees of Carnegie Mellon University from 2008 to present. In 2005, he received Ernst & Young’s Northern California Entrepreneur of the Year award. Mr. McWilliams holds B.S., M.S., and Ph.D. degrees in physics from Carnegie Mellon University.

Mr. McWilliams possesses particular knowledge and operational experience across several industries, which provides a diversity of experience. Mr. McWilliams has also served on the board of directors of several other technology companies.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Our Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Our Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. Our Board held 6 meetings during 2012. Each director attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his tenure in 2012. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session or in his absence the lead director. We do not have a policy regarding directors’ attendance at the Annual Meeting; however, we encourage our all directors to attend. Dr. Tamer and Messrs. Srinivasan and Simone attended our 2012 annual meeting of stockholders.

Board Leadership Structure. Our Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director. Mr. Banatao is our Chairman and while our Board has determined that Mr. Banatao is an independent director under the rules of The New York Stock Exchange (NYSE) in February 2011 our Board elected Mr. Srinivasan as lead director for a three year term. Mr. Srinivasan will continue to serve as lead director until 2014 at which time our Board will elect another independent director to serve as lead director.

Role of the Board in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Independence. At least annually, our Board undertakes a review of the independence of our directors and considers whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board determined that Messrs. Banatao, Liddle, McWilliams, Simone, and Srinivasan and Dr. Hu, representing a majority of our directors, are “independent directors” as defined under the rules of the NYSE. Mr. Banatao beneficially owns approximately 4.8% of our common stock, which represents shares held by Tallwood I, L.P. and Tallwood Partners, LLC, venture funds affiliated with Tallwood Venture Capital, of which Mr. Banatao is a Managing Partner and Managing Member, respectively, and the Banatao Living Trust DTD 7/21/99, for which Mr. Banatao is a trustee. Our Board considered Mr. Banatao’s beneficial stock ownership in its determination that Mr. Banatao qualifies as an independent director as defined under the rules of the NYSE.

In determining that Messrs. Banatao, Liddle, McWilliams, Simone, and Srinivasan and Dr. Hu qualify as “independent directors,” our Board determined that none of these individuals had any of the relationships enumerated in Rule 303A.02(b) of the New York Stock Exchange Manual (Rule 303A.02(b)), that would preclude them from serving as independent directors. Our Board also made an affirmative determination that none of these directors, including Mr. Banatao, had any other material relationship with us, other than in his capacity as a director and stockholder. Our Board specifically considered the beneficial ownership of common stock deemed held by Mr. Banatao and determined that such ownership would not impact his ability to exercise independent judgment as a director, notwithstanding such beneficial ownership. Upon concluding that Mr. Banatao did not have any of the relationships specifically enumerated in Rule 303A.02(b) or any other material relationship with us, and that his beneficial ownership of our common stock would not impact his ability to exercise independent judgment as a director or his overall independence from management, our Board determined that Mr. Banatao qualifies as independent director. In addition, our Board considered Mr. Simone’s services on the audit committee of four other corporate boards of directors. He serves as the chairman of the audit committee of Monotype, Newport, and Veeco and is a member of the audit committee of Cymer, all four of which are publicly-traded companies. Pursuant to the terms of the audit committee charter and the regulations of the NYSE, our Board has determined that Mr. Simone’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and Securities and Exchange Commission (SEC) rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.inphi.com. Our Board has determined that Mr. Srinivasan is an “audit committee financial expert,” as defined by the rules promulgated by the SEC. Each committee has the composition and responsibilities described below:

Audit Committee

Number of Members:	3

Members:	Sam S. Srinivasan, Chairperson
Chenming C. Hu (August 2012 to October 2012)
David J. Ladd (until August 2012)
Bruce McWilliams (since October 2012)
Peter J. Simone

Number of Meetings in 2012:	7

Functions:	Our audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, our audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting. To satisfy these oversight responsibilities, our audit committee meets at regularly scheduled meetings with our Chief Financial Officer and other members of management, and separately in Executive Sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. Our audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee

Number of Members:	3

Members:	David Liddle, Chairman (since July 2012)
Peter J. Simone (until July 2012)
Chenming C. Hu
David J. Ladd (until August 2012)
Sam S. Srinivasan

Number of Meetings in 2012:	5

Functions:	Our compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Our compensation committee chairman also meets as needed between formal committee meetings with management and the committee’s consultant. Our compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	David J. Ladd, Chairperson (until August 2012)
David Liddle (since July 2012)
Peter J. Simone (until July 2012)
Sam S. Srinivasan

Number of Meetings in 2012:	3

Functions:	Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to our Board concerning corporate governance matters. Our nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, our nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities.

Compensation Committee Interlocks and Insider Participation

Dr. Hu and Messrs. Ladd, Liddle, Simone, and Srinivasan served as members of our compensation committee during 2012. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. Our nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. Our nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. Our nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee believes it appropriate for a majority of the members of our Board to meet the definition of “independent director” under the rules of the NYSE. Our nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, our nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of our Board, with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board of Directors membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Inphi’s Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Inphi’s Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 2953 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board continues to evaluate our corporate governance principles and policies. Our corporate governance guidelines are posted on our website at www.inphi.com

Our Board also adopted a code of business conduct and ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

Our code of business conduct and ethics is posted on our website at www.inphi.com. The code of business conduct and ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct and ethics for an executive officer or director may only be granted by our Board or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. Our Board also adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, President, Chief Financial Officer, controller and other key management employees identified by our Board addressing ethical issues. Our code of ethics is posted on our website and future amendments or waivers to the code of ethics will be posted on our website at www.inphi.com. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

COMPENSATION OF DIRECTORS

Our non-employee directors, other than our Chairman of the Board and the lead director, receive an annual retainer of $32,000, prorated for partial service in any year. Our Chairman of the Board and lead director receive an annual retainer of $50,000 and $52,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $7,500, $5,000, and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000, and $7,500, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units under our 2010 Stock Incentive Plan. A non-employee director, other than those currently serving on our Board, will be automatically granted an initial restricted stock unit for shares of our common stock that have a value of $160,000, calculated using the fair market value of our common stock on the date of grant, upon becoming a member of our Board. The initial option will vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director will be automatically granted a restricted stock unit for shares of our common stock that have a value of $80,000, calculated using the fair market value of our common stock on the date of grant, provided the director has served on our Board for at least six months. These restricted stock units will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The restricted stock units granted to non-employee directors will have a per share fair value equal to the closing price of the underlying shares on the date of grant as reported on the NYSE and will become fully vested if a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

2012 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2012. The following tables exclude Young K. Sohn, our former President and Chief Executive Officer, and Ford Tamer, our President and CEO, as neither received any additional compensation for their service on our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Diosdado P. Banatao	50,000	79,999	129,999
Chenming C. Hu	39,813	79,999	119,812
David J. Ladd(3)	33,772	79,999	113,771
David Liddle	21,500	159,994	181,494
Bruce McWilliams	7,192	159,998	167,190
Peter J. Simone(4)	46,500	79,999	126,499
Sam S. Srinivasan	76,000	79,999	155,999
Lip-Bu Tan(5)	32,000	79,999	111,999

(1)	The amount reflects the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 multiplied by the number shares. See note 12 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of assumptions made in determining the grant date fair value.
(2)	Please see the outstanding equity awards table below for the details of the equity awards granted to our non-employee directors.
(3)	Mr. Ladd passed away in August 2012.

(4)	Mr. Simone will not stand for re-election upon expiration of his term at the Annual Meeting.
(5)	Mr. Tan resigned from our Board effective December 31, 2012.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares That Have Not Vested($)(2)
Diosdado P. Banatao	5/25/2012					9,445	90,483
Chenming C. Hu	8/17/2010					7,139	68,392
	5/25/2012					9,445	90,483
David Liddle	7/12/2012					17,130	164,105
Bruce McWilliams	10/26/2012					18,223	174,576
Peter J. Simone	4/30/2010					5,710	54,702
	5/25/2012					9,445	90,483
Sam S. Srinivasan	8/15/2007	1,072	—	1.78	8/15/2017
	8/27/2009	19,285	—	2.62	8/27/2019
	5/25/2012					9,445	90,483

(1)	The grant date fair value of the common stock underlying these option awards was equal to the option exercise price on the date the stock options were granted.
(2)	The amount represents the fair market value of our common stock as of December 31, 2012 multiplied by unvested shares as of December 31, 2012. The closing price of our common stock on December 31, 2012 was $9.58.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 5, 2013 regarding the number of shares of common stock and the percentage of common stock, beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 29,066,135 shares of common stock outstanding on April 5, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 5, 2013, or June 4, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

FMR LLC(1)	2,099,500	7.2%
Entities affiliated with Walden International(2)	3,116,458	10.7
Entities affiliated with Mayfield Fund(3)	2,784,420	9.6
JPMorgan Chase & Co.(4)	2,053,667	7.1
Citadel Advisors LLC(5)	1,595,384	5.5
Allianz Global Investors U.S. Holdings LLC(6)	1,448,385	5.0

Directors and Named Executive Officers:

Ford Tamer(7)	260,881	*
Young Sohn(8)	618,663	2.1
John Edmunds(9)	278,902	*
Charles Roach	—	—
Ron Torten(10)	65,392	*
Norman Yeung(11)	186,918	*
Diosdado P. Banatao(12)	1,397,462	4.8
Chenming Hu(13)	65,169	*
Sam S. Srinivasan(14)	105,516	*
Peter J. Simone(15)	30,569	*
David Liddle	—	—
Bruce McWilliams	—	—
All current directors and executive officers as a group (11 persons)(16)	2,335,809	8.0

*	Amount represents less than 1% of our common stock.
(1)	Based solely on information reported on a Schedule 13G/A filed on February 14, 2013 by FMR LLC, this amount consists of 2,099,500 shares beneficially held by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC each have sole dispositive power over 2,099,500 shares. Members of the family of Edward C. Johnson 3d, as the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC through their ownership of voting common shares and the execution of a shareholders’ voting agreement. The principal address for Fidelity is 82 Devonshire Street, Boston, Massachusetts, 02109.
(2)	Based on the Schedule 13G/A filed on February 14, 2012, represents 52,609 shares held by Asian Venture Capital Investment Corporation (AVCIC), 52,609 shares held by International Venture Capital Investment Corporation (IVCIC), 52,609 shares held by International Venture Capital Investment III Corp. (IVCIC III), 46,579 shares held by Pacven Walden Ventures Parallel V-A C.V., 46,579 shares held by Pacven Walden Ventures Parallel V-B. C.V., 55,659 shares held by Pacven Walden Ventures Parallel VI, L.P., 4,955 shares held by Pacven Walden Ventures V Associates Fund, L.P., 2,021,291 shares held by Pacven Walden Ventures V, L.P., 714,816 shares held by Pacven Walden Ventures VI, L.P., 32,584 shares held by Pacven Walden Ventures V-QP Associates Fund, L.P. and 36,168 shares held by Seed Ventures III Ptd Ltd. Lip-Bu Tan, is the sole director of Pacven Walden Management V Co. Ltd,. which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P. (Pacven V and affiliated funds). He is also the sole director of Pacven Walden Management VI Co. Ltd., which is the general partner of Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P. (Pacven VI and Parallel Funds). Mr. Tan is also a director of each of Seed Ventures III Ptd Ltd, AVCIC, IVCIC and IVCIC III. The voting and investment power over the shares held by AVCIC is determined by a majority of its six directors, You-Lin Lu, Allen Kao, Allen Hsu, Wee Ee Cheong, George Lee and Mr. Tan, all of whom disclaim beneficial ownership of shares held by AVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC is determined by a majority of its 13 directors, You-Lin Lu, Allen Hsu, C. C. Kuo, Allen Kao, Yaw Nan Lu, James Tseng, Wen-Ching Tseng, Yu-Hwei Huang, F. C. Sun, Hock Voon Loo, Wee Ee Cheong, Lorin Young and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC III is determined by a majority of its four directors, James Tseng, Yaw Nan Lu, Julian Yu and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC III except to the extent of any pecuniary interest therein. Mr. Tan, Mary Coleman, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds and Pacven VI and Parallel Funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.
(3)	Based on the Schedule 13G/A filed Mayfield XI Management, LLC on January 24, 2012, represents 50,118 shares held by Mayfield Associates Fund VI, a Delaware limited partnership (MF AF VI), 172,633 shares held by Mayfield Principals Fund II, a Delaware limited liability company (MF PF II), 150,357 shares held by Mayfield XI, a Delaware limited partnership (MF XI), and 2,411,312 shares held by Mayfield XI Qualified, a Delaware limited partnership (MF XI Q). Yogen K. Dalal, Janice M. Roberts and Robert T. Vasan are managing directors of Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. The individuals listed herein may be deemed to have voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF PF II, MF XI and MF AF VI, but disclaim such beneficial ownership except to the extent of his or her pecuniary interest therein. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025.

(4)	Based solely on the information reported on a Schedule 13G filed on January 24, 2013, this amount consists of 2,053,667 shares beneficially owned by JPMorgan Chase & Co. on behalf of other persons, for which it has sole power to vote 1,950,239 shares, sole power to dispose of 2,052,989 shares and shared power to vote and dispose of 678 shares.
(5)

Based solely on the information reported on a Schedule 13G/A filed on February 14, 2013, this amount consists of shares held by Citadel Global Equities Master Fund Ltd. (CG), certain segregated accounts and Citadel Securities LLC (Citadel Securities). Citadel Advisors LLC (Citadel Advisors) is the portfolio manager for CG, and the investment manager for certain segregated accounts. Citadel Holdings II LP (CH-II) was, as of December 31, 2012, the managing member of Citadel Advisors. Citadel Investment Group II, L.L.C. (CIG-II) is the general partner of CH-I (defined below) and CH-II. and Mr. Kenneth Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CIG-II (collectively with Citadel Advisors, CH-II and CIG-II, the Reporting Persons). Citadel Holdings I LP (CH-I) is the non-member manager of Citadel Securities. The Reporting Persons have shard voting and dispositive power over these shares. The address of the principal business office of each of the Reporting Persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.

(6)	Based solely on the information reported on a Schedule 13G/A filed on February 14, 2013, by Allianz Global Investors U.S. Holdings LLC (AGI Holdings) and Allianz Global Investors U.S. LLC (AGI Adviser), this amount consists of shares held by investment advisory clients or discretionary accounts of which AGI Adviser is the investment adviser. Investment advisory contracts grant to the AGI Adviser voting and/or investment power over the securities held by its clients or in accounts that it manages. As a result AGI Adviser and its parent holding company, AGI Holdings, may be deemed to beneficially own the securities held by its client or accounts.
(7)	Includes 185,881 shares subject to options that are immediately exercisable.
(8)	Consists of 618,663 shares subject to options that are immediately exercisable.
(9)	Includes 256,079 shares subject to options that are exercisable as of June 4, 2013, of which 20,536 shares are subject to our right of repurchase as of June 4, 2013, and 10,018 shares subject to restricted stock units that will vest as of June 4, 2013.
(10)	Includes 37,356 shares subject to options that are exercisable as of June 4, 2013, of which 10,268 shares are subject to our right of repurchase as of June 4, 2013, and 6,250 shares subject to restricted stock units that will vest as of June 4, 2013.
(11)	Includes 149,832 shares subject to options that are exercisable as of June 4, 2013, of which 20,536 shares are subject to our right of repurchase as of June 4, 2013, and 10,018 shares subject to restricted stock units that will vest as of June 4, 2013.
(12)	Includes 9,445 shares subject to restricted stock units that will vest as of June 4, 2013. Also includes 765,739 shares held by Tallwood I, L.P. , 243,384 shares held by the Banatao Living Trust DTD 7/21/99, 25,909 shares held by Tallwood Management Co., LLC and 349,003 shares held by Tallwood Partners, LLC. Diosdado P. Banatao, one of our directors, is the managing member of Tallwood Management Co. LLC, which is the general partner of Tallwood I, L.P. The Banatao Living Trust directly or indirectly holds 100% of the membership interests in Tallwood Management Co. LLC and Tallwood Partners, LLC. Mr. and Mrs. Banatao, as trustees of the Banatao Living Trust, hold shared voting and dispositive power over the securities held by these funds. Mr. and Mrs. Banatao disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein.
(13)	Includes 9,445 shares subject to restricted stock units that will vest as of June 4, 2013, and 5,352 restricted shares that are subject to forfeiture as of June 4, 2013.
(14)	Includes 20,357 shares subject to options that are exercisable as of June 4, 2013, and 9,445 shares subject to restricted stock units that will vest as of June 4, 2013.
(15)	Includes 9,445 shares subject to restricted stock units that will vest as of June 4, 2013, and 3,923 restricted shares that are subject to forfeiture as of June 4, 2013.
(16)	Includes 649,505 shares subject to options that are exercisable as of June 4, 2013, of which 51,340 shares are subject to our right of repurchase as of June 4, 2013, 64,066 shares subject to restricted stock units that will vest as of June 4, 2013, and 9,275 outstanding restricted shares that are subject to forfeiture as of June 4, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2012 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights

The holders of 7,552,698 shares of common stock, including shares to be issued upon the exercise of warrants to purchase shares of our common stock, are entitled to contractual rights by which they may require us to register those shares under the Securities Act of 1933 (the Securities Act). If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between us and the underwriters selected by us, and among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. Subject to limitations and conditions specified in the amended and restated investor rights agreement with the holders, six months after our initial public offering, holders of at least 30% of the shares of common stock that were issued upon conversion of our former preferred stock upon completion of our initial public offering and shares of common stock issued as a result of the exercise of certain warrants (collectively referred to herein as Registrable Securities) may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration shall include at least 20% of such shares of common stock and shares issued as a result of the exercise of certain warrants, or a lesser percentage if the anticipated aggregate public offering price would exceed $10,000,000. We are not obligated to effect more than two of these demand registrations. These registration rights shall terminate (i) as to each holder who, immediately following the consummation of our initial public offering, holds shares of Registrable Securities which may be immediately sold under Rule 144 during any 90-day period and (ii) as to all holders upon the five-year anniversary of the consummation of our initial public offering.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Other Transactions

As of December 31, 2010, we have a software subscription and maintenance agreement with Cadence Design Systems, Inc., which agreement was entered into in the ordinary course of business. In connection with this agreement, we committed to pay approximately $7.0 million, payable in 16 quarterly payments through May 2011. In December 2010, we committed to pay an additional $5.25 million, payable in 10 quarterly payments through November 2013. In June 2012, we committed to pay an additional $2.1 million, payable in 5 quarterly payments through November 2013. We paid $2.1 million, $2.3 million and $2.2 million in the years ended December 31, 2010, 2011 and 2012, respectively. Mr. Lip-Bu Tan, our former director, is currently the Chief Executive Officer of Cadence. Mr. Tan does not have a direct or indirect material interest in the transaction. The agreement with Cadence was entered into in June 2007, prior to Mr. Tan’s employment with Cadence. Mr. Tan was appointed the President and Chief Executive Officer of Cadence in January 2009, although he has served as a member of the Cadence board of directors since 2004. Mr. Tan did not participate in the negotiation of, and did not derive any direct or indirect compensation or other benefit, monetary or otherwise, as a result of this agreement. In addition, Mr. Tan is not a party to the agreement. Further, the amounts paid and to be paid to Cadence under this agreement do not, and are not expected to, constitute a material percentage of the revenue of Cadence. Specifically, the amounts paid to Cadence in the years ended December 31, 2010, 2011, and 2012 accounted for 0.22%, 0.20%, and 0.17% of Cadence’s revenue for the years ended January 1, 2011, December 31, 2011, and December 29, 2012, respectively. We believe that the significant terms of these purchases, including pricing, would not differ in any material way from the terms we could have negotiated with unaffiliated third parties. Mr. Tan resigned from our Board effective December 31, 2012.

Procedures for Approval of Related Party Transactions

Pursuant to our Related Person Transactions Policy, the audit committee of our Board must approve transactions with our company valued at or above $120,000 in which any director, officer, 5% or greater stockholder, or certain related persons or entities has a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis discusses our compensation programs, including a discussion of the principal role of the compensation committee and a summary of executive compensation. On January 31, 2012, Young K. Sohn had retired from his position as our President and Chief Executive Officer and continues to serve as Senior Advisor. On February 1, 2012, Dr. Ford Tamer was appointed our President and Chief Executive Officer.

Following is a detailed discussion of the individual material elements of compensation awarded to, earned by, or paid to the named executive officers (NEOs, and each an NEOs) listed below:

Name	Current Position
Ford Tamer	President, Chief Executive Officer and Director

John Edmunds	Chief Financial Officer and Chief Accounting Officer

Charlie Roach	Senior Vice President World Wide Sales

Norman Yeung	Senior Vice President, Engineering

Ron Torten	Vice President, Operations and Information Technology

Young K. Sohn	Former President and Chief Executive Officer

Recommendations for executive compensation are made by our compensation committee and approved by our Board, except that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of our Board. The primary components of compensation for our NEOs were base salary, cash incentive compensation and equity-based compensation. The following information should be read together with the compensation tables and related disclosures set forth below.

Executive Program Summary

Our compensation program has been designed to achieve the following objectives:

•	to attract, retain, and motivate talented, innovative, experienced, and strategic executives;

•	to reward our executives based on our financial and business performance and their individual performance;

•	to provide fair, equitable and compensation, competitive with peer companies; and

•	to further align the interest of our executive officers and stockholders.

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us define the strategic direction of our company while achieving on our business objectives. By focusing our executive compensation program primarily on equity-based compensation, we have sought to align the interest of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

Role of the Compensation Committee

The primary role of the compensation committee (the Committee) of our Board is to set the compensation of our NEOs to fairly compensate them relative to their individual contributions to our performance. It is also the role of the Committee to ensure that our compensation remains industry competitive by:

•	Granting performance-based incentives that closely align and strike a balance between short-term and long-term incentives relative to our strategy and future performance;

•	Establishing equity-based award programs to continue the long-term connection with stockholder value and executive compensation;

•	Structuring executive compensation programs to reduce incentives to promote short-term gains and subject us to risks at the expensive of long-term company stockholder value.

The Committee currently consists of three (3) independent, outside, non-employee directors. The Committee includes Mr. David Liddle (Chairman), who joined the Committee in July 2012, Dr. Chemning Hu and Mr. Sam Srinivasan. Mr. Peter Simone served on the Committee until July 2012 and Mr. David Ladd served on the Committee until August 2012. The Committee determines and recommends to our Board the compensation for our executive officers. With respect to our NEOs, other than our Chief Executive Officer, the Committee meets with our Chief Executive Officer as useful and needed to provide evaluations of our executive officers and other relevant information to the Committee. Our Chief Executive Officer does not participate in the Committee’s discussion and determination of his compensation. The Committee makes recommendations regarding appropriate compensation for each executive officer, including merit increases, changes to incentive compensation and grant of equity awards.

In addition to a review of our competitive market position based on information provided by Compensia, the Committee also took into account several other factors in setting our executive compensation for 2012, including retention value of the individual, company performance, internal pay equity considerations, the experience and responsibilities of each executive officer, budget constraints, market conditions, individual performance, and contributions to corporate achievements. As part of that process, in early 2012, Mr. Sohn evaluated the performance of each NEO, other than himself, based on such individual’s level of success in accomplishing the business objectives established for the NEO for the prior year and the NEO’s overall performance during that year. The annual objectives for each NEO were developed through mutual discussion and agreement between Mr. Sohn and the NEO and were reviewed with our Board.

Mr. Sohn’s recommendations also took into account other factors, including the estimated overall share allotment and total market value for the annual equity grant pool, the predominant role of the equity component in our compensation structure, the amount of unvested equity currently being held by the NEO and the potential retention value it represented. Based on these considerations, Mr. Sohn made specific compensation recommendations to the Committee with respect to each of the NEOs other than himself. The recommendations included proposed equity awards. The Committee reviewed those recommendations, together with supporting market data, and had full authority and independent discretion to make such adjustments as it deemed appropriate and to determine the actual total compensation package for each NEO. In making its determinations, the Committee gave considerable weight to Mr. Sohn’s evaluations and recommendations because of his direct knowledge of each NEO’s performance and contributions to our business objectives and financial performance. Based on these various considerations, the Committee generally accepted the recommendations made by Mr. Sohn with respect to 2012 salary increases and equity awards granted to the NEOs in January, 2012, and determined the actual total compensation for each NEO. The equity awards granted in 2012 are discussed below under “Equity Based Compensation”.

Although the amount of past compensation, including amounts realizable from prior equity awards, was available to the Committee, it did not generally consider past compensation as a meaningful factor in setting 2012 compensation levels. Nor did the Committee take into account the potential payments under our change in control severance benefit agreements. It is the Committee’s belief that the key motivational elements of the 2012 compensation packages for our NEOs would have been substantially diminished had these other elements of compensation impacted their 2012 compensation levels.

During Dr. Tamer’s first months at Inphi, he also made an assessment of the retention value of certain key executive officers relative to their unvested equity position and made certain recommendations to the Committee for additional equity awards in April 2012. Once again, the Committee gave considerable weight to Dr. Tamer’s evaluations and recommendations based on his research and direct knowledge of each NEO’s potential contributions to our business objectives and financial performance. Based on these various considerations, the Committee generally accepted the recommendations made by Dr. Tamer with respect to the additional 2012 equity awards for the NEOs and determined the compensation for the NEOs.

Competitive Market Review

To understand our position relative to market, the Committee engaged Compensia on a selective basis to review our compensation and to obtain survey information and analysis for various executive positions. The Committee has and continues to evaluate the practice of setting our executive compensation program against our peer group. The following sixteen (16) companies were generally used, and on a case by case basis, as supplemented by additional information advised by Compensia, in determining competitive compensation packages.

Advanced Analogic Technologies Applied Micro Circuits Cavium Networks Entropic Communications	Hittite Microwave Integrated Device Technology Integrated Silicon Solutions GSI Technology	Maxlinear Mellanox Mindspeed Technologies MIPS Technologies	Power Integrations Semtech Silicon Image Volterra Semiconductor

Elements of Executive Compensation

We maintain an executive compensation program that we believe provides executive officers with compensation opportunities that reward the executive officers for their contribution to our performance. Our executive compensation program consists of three principal components, each of which is described below.

We also provide our executive officers with other benefits, including commuting allowance, severance, change-of-control benefits and the ability to participate in employee benefit plans on the same terms as all other eligible employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation.

Base Salary

Each NEO receives a fixed annual base salary as compensation for services rendered during the year, which provides financial stability, predictability and security of compensation. The base salary recognizes experience, expertise and scope of responsibility. Base salary increases recognize and reward exemplary performance.

The effective base salary for each of our NEOs for 2011 and 2012 was as follows:

Name	2011	2012
Young K. Sohn	$300,000	$300,000
Ford Tamer	—	$300,000
John Edmunds	$260,000	$270,400
Charles Roach	—	$270,000
Norman Yeung	—	$272,000
Ron Torten	$225,000	$234,000

For 2012, the Committee approved a 4% increase in base salaries for our executive officers, other than Mr. Sohn who retired in January 2012.

Cash Incentive Compensation

Our annual cash incentive compensation is reviewed and approved by the Committee each year. Our cash incentive compensation is intended to incentivize our executive officers in the achievement of our pre-determined financial objectives as well as individual performance objectives. Under the annual cash compensation plan, an executive officer’s annual cash incentive award will generally depend on two performance factors, one related to our financial performance and one related to the NEO’s individual performance as measured against specific management by objective (MBO) goals.

In 2012, the Committee approved a financial performance-based cash incentive plan for all eligible employees, including our executive officers. The performance targets were based on our revenue growth and the MBO goals for each of our employees, including our NEOs, with exception to Mr. Roach, which included achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers and introducing new products. In 2012, if we exceeded our revenue target of $98 million, 30% of such excess would fund the bonus pool for all employees up to a total of $3 million. We believed that the 2012 goals were reasonably challenging to incentivize our NEOs to achieve returns for our stockholders, in light of general economic condition, our company and industry, and competitive conditions. In our judgment, the threshold targets were set at levels exceeding the prior year and were intended to incentivize our executive officers to increase stockholder return.

The target amounts that could be paid out of the available bonus pool to our NEOs, excluding Mr. Roach, were as follows:

Named Executive Officer	Target Cash Incentive ($)	Percentage of Base Salary (%)	Maximum Cash Incentive ($)	Percentage of Base Salary (%)
Ford Tamer	150,000	50	300,000	100
John Edmunds	81,120	30	162,240	60
Norman Yeung	81,600	30	163,200	60
Ron Torten	70,200	30	140,400	60

Dr. Tamer’s MBO goals in 2012 were centered on us achieving our revenue target, as well as achieving product development and market penetration goals and exploring potential growth through establishing relationships with third parties. Mr. Edmunds’s MBO goals in 2012 were centered on us achieving our revenue target and leading certain of our functional areas. Mr. Torten’s MBO goals for 2012 were based upon us achieving our revenue target and leading certain functional areas. Mr. Yeung’s MBO goals for 2012 were based upon us achieving a revenue target of $98 million and leading the engineering function. For 2012, our revenue was $91 million, which was below our revenue target of $98 million. As a result, we did not fund the bonus pool and no bonuses were paid out to our employees, including our NEOs.

Mr. Roach joined us on September 1, 2012. Given he joined mid-way through the year, his performance goals were based on functional organizational and management goals, as well as quarterly revenue goals for the third and fourth quarters of 2012. Although the yearly revenue goals were not met, Mr. Roach met his quarterly revenue and individual goals. His bonus is reflected in the 2012 Summary Compensation Table.

Equity-Based Compensation

The Committee believes that long-term share-based incentives are appropriate and strategically necessary compensation to properly focus the NEOs on long-term financial results as well as align their interests with those of our stockholders. Equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has been and will continue to be a significant part of our executive officers’ total compensation packages. We believe that long-term performance is achieved through an ownership culture that encourages a high level of continuously improving performance by our executive officers through grants of equity awards. The vesting feature of our equity awards contributes to our executive officer retention as this feature provides an incentive to our executive officers to remain in our employ during the vesting period. We grant both stock options and restricted stock units (RSUs) to our eligible employees, including our executive officers.

All of our executive officers receive equity awards when they are hired and these awards typically vest over a four-year period, with 1/4th of the shares vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. The level of equity-based compensation is reviewed periodically and additional equity awards are made from time to time. The Committee reviews equity-based compensation levels, along with base salary and annual cash incentives on an annual basis.

In 2012, our NEOs were awarded the following equity awards under our 2010 Stock Plan:

Named Executive Officer	Date of Award	Number of Option Awards(1)	Number of Stock Awards
Ford Tamer	2/1/2012	557,645	278,822	(2)
John Edmunds	1/18/2012	20,000	20,000	(3)
	4/12/2012	11,000	10,072	(3)
Charles Roach	10/26/2012	90,000	45,000	(3)
Norman Yeung	1/18/2012	20,000	20,000	(3)
	4/12/2012	11,000	10,072	(3)
Ron Torten	1/18/2012	15,000	15,000	(3)

(1)	The options vest as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(2)

The award vests as to 50% of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

(3)

The awards vest as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th four years after the vesting commencement date.

Other Compensatory Benefits

Benefits. We maintain broad-based benefits that are provided to all eligible employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. We do not provide any retirement benefits separate from the 401(k).

Severance and Change of Control Benefits. Certain of our NEOs are entitled to severance and change of control benefits pursuant to their offer letters. We believe these severance and change of control benefits are an essential element of our executive compensation package that enables us to recruit and retain talented executives, the terms of which are described below under “—Employment, Severance and Change in Control Arrangements.”

Accounting and Tax Considerations

Section 162(m). Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the Code), generally disallows a tax deduction for compensation in excess of $1.0 million paid to each of our NEOs. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Share-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. The Committee has determined to retain for the foreseeable future our stock option and restricted stock unit program as the sole component of its long-term compensation program and to record this expense on an ongoing basis.

Compensation Policies and Practices as They Relate to Risk Management

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those programs. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of our compensation committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles outlined above and compensation program elements discussed below are designed to align goals with stockholder interests.

•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short-and long-term corporate performance.

Stockholder Advisory Votes

At the 2011 Annual Meeting of Stockholders we put forth two advisory votes: one asking stockholders to approve the compensation of our NEOs as disclosed in our 2011 proxy statement; and another regarding the frequency of such an advisory vote in future proxies. Our stockholders overwhelmingly approved our executive compensation as disclosed in our 2011 proxy statement. Regarding the advisory vote on the frequency of the vote on executive compensation, we received the most votes for a frequency of every 3 years, as was management’s recommendation. The Committee took these voting results into consideration regarding in its review of our executives’ compensation for 2011, and has factored in our stockholders’ say-on-pay approval by maintaining essentially the same compensation practices for 2012. The Committee has determined to hold an advisory vote every 3 years, but may have such a vote more frequently if our compensation committee and management feel it is appropriate.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A.

Respectfully submitted on April 18, 2013, by the members of the compensation committee of the Board of Directors:

Mr. David Liddle, Chairman

Dr. Chenming C. Hu

Mr. Sam S. Srinivasan

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2012, 2011 and 2010 for our former President and Chief Executive Officer, our current President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officer as of December 31, 2012, whom we refer to as our NEOs.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Ford Tamer	2012	275,000	—		4,126,566	4,048,503	—	—	8,450,069
Current President and Chief Executive Officer

Young K. Sohn(3)	2012	26,154	—		—	—	—	2,317	28,471
Former President and Chief Executive Officer	2011	300,000	—		1,103,500	577,770	—	50,000	2,031,270
	2010	289,583	—		—	730,290	175,000	50,000	1,244,873

John Edmunds	2012	270,400	—		382,571	194,130	—	—	847,101
Chief Financial Officer and Chief Accounting Officer	2011	260,000	—		496,575	259,997	—	—	1,016,572
	2010	260,000	—		—	243,430	63,000	—	566,430

Charles Roach	2012	93,115	30,000	(4)	395,100	385,200	48,334	—	951,749
Vice President of Worldwide Sales

Norman Yeung	2012	266,167	1,000	(5)	382,571	194,130	—	30,000	873,868
Senior Vice President of Engineering

Ron Torten	2012	234,000	20,000	(6)	185,100	90,900	—	—	530,000
Vice President of Operations and Information Technology	2011	225,000	—		413,813	216,664	—	—	855,477
	2010	212,500	—		—	124,433	75,757	—	412,690

(1)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 12 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2012. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any option awards in 2012.
(2)	Represents commuting allowance.
(3)	Mr. Sohn retired as our President and Chief Executive Officer on January 31, 2012.
(4)	Represents sign-on bonus as part of Mr. Roach’s offer letter.
(5)	Represents $1,000 for five year anniversary bonus with the Company.
(6)	The amount pertains to additional compensation paid to Mr. Torten due to additional role taken as he transitioned to Vice President of Operations and Information Technology.

Grants of Plan-Based Awards in 2012

The following table sets forth information on grants of plan-based awards in 2012 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Securities Underlying ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Ford Tamer	2/1/12				278,822	—	—	4,126,566
	2/1/12					557,645	14.80	4,048,503
		—	150,000	300,000	—	—	—	—

John Edmunds	1/18/12				20,000	—	—	246,800
	1/18/12					20,000	12.34	121,200
	4/12/12				10,072	—	—	135,771
	4/12/12					11,000	13.48	72,930
		—	81,120	162,240	—	—	—	—

Charles Roach	10/26/12				45,000	—	—	395,100
	10/26/12					90,000	8.78	385,200
		—	—	—	—	—	—	—

Norman Yeung	1/18/12				20,000	—	—	246,800
	1/18/12					20,000	12.34	121,200
	4/12/12				10,072	—	—	135,771
	4/12/12					11,000	13.48	72,930
		—	81,600	163,200	—	—	—	—

Ron Torten	1/18/12				15,000	—	—	185,100
	1/18/12					15,000	12.34	90,900
		—	70,200	140,400	—	—	—	—

(1)	The amounts reflect pre-established target awards as a percentage of base salary for fiscal year ended December 31, 2012, with the potential for actual awards under the plan to either exceed or be less than such funding depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of our compensation committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. There were no cash incentive plan payouts in 2012 as we did not achieve the performance objectives.
(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.
(3)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 12 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2012. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any awards in 2012.

Narrative to 2012 Summary Compensation Table and Grants Plan-Based Awards in 2012 Table

Please see “—Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2012 Summary Compensation Table and Grants of Plan-Based Awards in 2012 table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options grants.

Outstanding Equity Awards at December 31, 2012

The following table presents certain information concerning equity awards held by our NEOs at December 31, 2012.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested (#)(2)
Ford Tamer	—		557,645	(3)	14.80	2/1/2022
							278,822	(4)	2,671,115

Young Sohn	542,643	(6)	—		1.78	7/7/2013
	59,353	(6)	—		9.29	7/7/2013
			16,667	(5)	22.07	7/7/2013
							16,667	(5)	159,670

John Edmunds	183,221	(6)	—		1.96	3/12/2018
	12,857	(6)	—		1.47	2/25/2019
	42,856	(7)	—		9.29	4/30/2020
			22,500	(8)	22.07	4/7/2021
			20,000	(3)	12.34	1/18/2022
			11,000	(3)	13.48	4/12/2022
							52,572	(9)	503,640

Charles Roach			90,000	(3)	8.78	10/26/2022
							45,000	(10)	431,100

Norman Yeung	67,975	(6)	—		1.78	8/15/2017
	21,428	(6)	—		1.47	2/25/2019
	42,856	(7)	—		9.29	4/30/2020
	428	(6)	—		12.02	7/14/2020
			22,500	(8)	22.07	4/7/2021
			20,000	(3)	12.34	1/18/2022
			11,000	(3)	13.48	4/12/2022
							52,572	(9)	503,640

Ron Torten	4,250	(6)	—		1.96	3/12/2018
	21,428	(7)	—		9.29	4/30/2020
	428	(6)	—		12.02	7/14/2020
			18,750	(8)	22.07	4/7/2021
			15,000	(3)	12.34	1/18/2022
							33,750	(11)	323,325

(1)	Except as otherwise noted, all option awards are subject to early exercise, and subject to our right of repurchase during the vesting period.

(2)	The amount represents the fair value of our common stock as of December 31, 2012, multiplied by unvested shares as of December 31, 2012. The closing price of our common stock on December 31, 2012 was $9.58.
(3)	This stock option vests as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter. The stock option awards are not subject to early exercise.
(4)

This award vests as to 50% of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

(5)	This stock option and award will vest on April 7, 2013.
(6)	This stock option is fully vested.
(7)	This stock option vests in a series of 60 successive equal monthly installments upon completion of each additional month of service over the 60-month period measured from the first anniversary of such optionee’s vesting commencement date.
(8)	This stock option vests as to 1/3rd of the total number of shares two years after the vesting commencement date, 1/3rd of the total number of shares three years after the vesting commencement date and 1/3rd of the total number of shares four years after the vesting commencement date. The stock option awards are not subject to early exercise.
(9)

This includes (i) 22,500 from the April 7, 2011 grant that vests as to 1/3rd of the total number of shares two years after the vesting commencement date, 1/3rd of the total number of shares three years after the vesting commencement date and 1/3rd of the total number of shares four years after the vesting commencement date, (ii) 20,000 from January 18, 2012 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th four years after the vesting commencement date and (iii) 10,072 from the April 12, 2012 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th four years after the vesting commencement date.

(10)

This award vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th four years after the vesting commencement date.

(11)

This includes (i) 18,750 from the April 7, 2011 grant that vests as to 1/3rd of the total number of shares two years after the vesting commencement date, 1/3rd of the total number of shares three years after the vesting commencement date and 1/3rd of the total number of shares four years after the vesting commencement date and (ii) 15,000 from January 18, 2012 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th four years after the vesting commencement date.

Option Exercises and Stock Vested in 2012

The following table sets forth the number of shares acquired upon exercise of options by each named executive officer during 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)
Young K. Sohn(2)	134,569	1,659,910
Ford Tamer	—	—
John Edmunds	—	—
Charles Roach	—	—
Norman Yeung	54,167	648,795
Ron Torten	21,276	214,368

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. The closing price of our common stock as listed on the NYSE on December 31, 2012 was $9.58.
(2)	These option exercises were made by Mr. Sohn after his retirement.

Employment, Severance and Change in Control Arrangements

On January 31, 2012, Mr. Sohn retired as our President and CEO and from our Board effective as of February 1, 2012 (the Effective Date). Mr. Sohn will serve as a Senior Advisor until April 7, 2013 pursuant to a Senior Advisor Agreement dated February 1, 2012 (the Senior Advisor Agreement). Under the terms of the Senior Advisor Agreement, Mr. Sohn will receive $12,500 per month and (a) one-third (1/3) of the restricted stock units and one-third (1/3) of the stock options granted to Mr. Sohn on April 7, 2011, (b) 34,804 shares subject to the non-qualified stock options (NQ) granted to Mr. Sohn on April 30, 2010 (collectively referred to herein as the Continuing Equity) will remain outstanding and eligible to vest subject to his continued service pursuant to the terms and conditions of the Senior Advisor Agreement. Mr. Sohn’s Senior Advisor Agreement was amended to continue until April 7, 2014. In the event we (a) terminate the Senior Advisor Agreement other than for material breach by Mr. Sohn or (b) we are subject to a “change of control,” as defined below, during the term of the Senior Advisor Agreement and we (or our successor) terminate the Senior Advisor Agreement without “cause,” then the Continuing Equity shall immediately vest and become exercisable. For purposes of the Senior Advisor Agreement, “cause” means: (i) the commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, which has a material adverse effect on our business or affairs or our affiliates or stockholders; or (ii) the intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders; provided that for these purposes, no act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in our best interests.

We also agreed to provide continued coverage under our health plan or, if not permitted under the terms of the plan, and if Mr. Sohn elects to continue group health insurance coverage under COBRA, will pay the monthly premium under COBRA for him and, if applicable, his dependents until the earliest of (a) the expiration of the Term (as defined in the Senior Advisor Agreement), (b) the expiration of his continuation coverage under COBRA or (c) the first day of Mr. Sohn’s eligibility to participate in a comparable group health plan maintained by a subsequent employer.

In December 2007, we entered into an offer letter agreement with John Edmunds, our Chief Financial Officer. This offer letter agreement set Mr. Edmunds’ base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Edmunds was entitled to a commuting allowance of $2,000 per month and a relocation allowance of up to $25,000 in the event he relocates to Westlake Village. However, it was agreed that instead of receiving this commuting allowance, we would reimburse Mr. Edmunds for travel expenses incurred for traveling between our headquarters in Sunnyvale, California and Westlake Village, California. In addition, Mr. Edmunds was granted options to purchase 183,221 shares of common stock under the 2000 Stock Plan. Mr. Edmunds is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Edmunds’ offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us.

The offer letter agreement further provided that if Mr. Edmunds’ employment terminates within 18 months after a “corporate transaction”, as defined below, his option granted under his offer letter agreement will accelerate as to 50% of the unvested shares. These provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Edmunds on June 8, 2010. Under this change of control severance agreement, if Mr. Edmunds is terminated by us without “cause,” as defined below, within 12 months of an Inphi “change in control,” as defined below, or if he is “involuntarily terminated,” as defined below, within 12 months of an Inphi “change of control,” as defined below, Mr. Edmunds will be entitled to receive a lump sum equal to 150% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Edmunds elects and pays to continue health insurance under COBRA, we will reimburse Mr. Edmunds on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Edmunds and his eligible dependents, until the earlier of (a) the end of the 18-month period following his termination date or (b) the date Mr. Edmunds or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards pursuant to the change in control severance agreement.

On February 1, 2012, we entered into an offer letter agreement with Dr. Tamer, our President and CEO. This offer letter agreement set Dr. Tamer’s base salary at an annual rate of $300,000 (to be pro-rated for any partial year of service). Pursuant to this offer letter agreement, Dr. Tamer is eligible to receive a bonus in an amount up to 50% of base salary (as pro-rated for any partial year of service) through participation in our annual cash incentive program. In addition, Dr. Tamer was granted an option to purchase 557,645 shares of our common stock, which will vest over four years commencing on February 1, 2012 (the Vesting Commencement Date) with one-fourth of the shares vesting on the one-year anniversary of the Vesting Commencement Date and the remaining shares vesting in a series of 36 equal monthly installments thereafter. Dr. Tamer was also granted an RSU for 278,822 shares, which will vest over four years commencing on the Vesting Commencement Date with one-half of the shares vesting on the two-year anniversary of the Vesting Commencement Date and one-quarter of the shares vesting on each of the third and fourth anniversaries of the Vesting Commencement Date.

We also entered into a severance and change of control agreement with Dr. Tamer dated February 1, 2012, which includes, among other provisions, (a) payment of 200% of Dr. Tamer’s annual base salary, plus the annual target bonus, and acceleration of vesting and exercisability of 100% of his outstanding equity awards (subject to certain limitations set forth in the Severance Agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control”; provided, however, if the definitive agreement pursuant to which we will be subject to a “change of control” is entered into within 12 months following Dr. Tamer’s start date, then his outstanding equity awards will only accelerate to the extent necessary to ensure that each equity award is vested with respect to not less than 50% of the shares subject to such equity award, and (b) payment of 100% of Dr. Tamer’s annual base salary, plus the annual target bonus, in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than 3 months prior to a change of control and (1) if such termination occurs within 1 year of his start date, then the unvested shares subject to his equity awards that would have vested as of such termination date if the equity awards had been subject to monthly vesting will vest and become exercisable or (2) if such termination occurs following the one year anniversary of his start date, then his outstanding equity awards will accelerate with respect to 25% of the then unvested shares.

On August 25, 2012 we entered into an offer agreement with Mr. Charlie Roach, as Vice President World Wide Sales. This offer letter agreement set Mr. Roach’s base salary at annual rate of $270,000. Pursuant to this offer letter Mr. Roach will participate in a Sales Compensation Program where he will be eligible for a cash-based variable incentive payment of up to $145,000 per year, based on our performance goals related to metrics, including but not limited to, revenue, gross margins and design wins. In addition, Mr. Roach was granted an option to purchase 90,000 shares of our common stock, which will vest over four year period commencing September 4, 2012 (the Vesting Commencement Date) with one-fourth of the shares vesting on the one-year anniversary of the Vesting Commencement Date and the remaining shares vesting in a series of 36 equal monthly installments thereafter. Mr. Roach was also granted an RSU for 45,000 shares, which will vest over four years commencing on the Vesting Commencement Date with one-quarter (25%) of the shares vesting on the dated that is one year after the commencement of your employment, and one-quarter (25%) of the shares vesting on each of the second, third and fourth anniversaries of your employment Commencement Date.

We also entered into a severance and change of control agreement with Mr. Roach dated September 4, 2012 which includes, among other provisions, (a) payment of 50% of Mr. Roach’s annual base salary, plus 50% of the sales compensation plan in effect at time of termination, annual bonus, and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in the Severance Agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control”; provided, however, if the definitive agreement pursuant to which we will be subject to a “change of control” is entered into within 12 months following Mr. Roach’s start date, then his outstanding equity awards will only accelerate to the extent necessary to ensure that each equity award is vested with respect to not less than 33% of the shares subject to such equity award, and (b) payment of 50% of Mr. Roach’s annual base salary, 50% of the sales compensation plan, in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than 3 months prior to a change of control.

For purposes of the offer letter agreements above, “corporate transaction” is defined as: (a) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company.

For purposes of the change of control agreements above, “involuntarily terminated” is defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, or (c) a material reduction in job responsibilities, change in title or change in reporting structure.

Except as otherwise noted, the term “cause” is defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is defined as the occurrence of any one of the following events:

•	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

•	a merger or consolidation where we are not the surviving entity;

•	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

•

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our NEOs if they had been involuntarily terminated on December 31, 2012.

	Involuntary Termination without a Change of Control				Involuntary Termination Following a Change of Control
Name	Severance Payments Attributable to Salary ($)	Value of Accelerated Equity Awards ($)(1)		Health Care Benefits ($)	Severance Payments Attributable to Salary ($)	Value of Accelerated Equity Awards ($)(1)		Health Care Benefits ($)
Ford Tamer	300,000	—		20,537	750,000	—		41,073
John Edmunds	—	—		—	486,720	131,765	(2)	21,680
Charles Roach	207,500	—		—	207,500	166,023	(3)	8,862
Norman Yeung	272,000	8,982	(4)	9,206	—	—		—
Ron Torten	—	—		—	—	—		—

(1)	Negative values associated with underwater stock options are included in the value of accelerated equity awards.
(2)	The amount represents the fair market value per share of our common stock as of December 31, 2012, less the option exercise price ($9.29, $12.34, $13.48 and $22.07) multiplied by the unvested options as of December 31, 2012 (78,500 options) and the fair value of our common stock as of December 31, 2012 multiplied by the unvested restricted stock units as of December 31, 2012 (52,572 shares). The closing price of our common stock on December 31, 2012 was $9.58.
(3)	The amount represents the fair market value per share of our common stock as of December 31, 2012, less the option exercise price of $8.78 multiplied by 33% of the unvested options as of December 31, 2012 (29,700 options) and the fair value of our common stock as of December 31, 2012 multiplied by 33% of the unvested restricted stock units (14,850 shares). The closing price of our common stock on December 31, 2012 was $9.58.
(4)	The amount represents the fair market value per share of our common stock as of December 31, 2012, less the option exercise price ($9.29, $12.34, $13.48 and $22.07) multiplied by options that will vest one year from December 31, 2012 (32,380 options) and the fair value of our common stock as of December 31, 2012 multiplied by the restricted stock units that will vest one year from December 31, 2012 (15,018 shares). The closing price of our common stock on December 31, 2012 was $9.58.

No executive will receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Code.

In addition to the benefits described above, upon a merger, consolidation, sale, transfer or other disposition of all or substantially all of our assets in the event of a complete liquidation or dissolution, our 2000 Stock Plan provides that the successor corporation or its parent or subsidiary will assume, substitute or replace an equivalent award for each outstanding award under the 2000 Stock Plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable.

Effective February 1, 2012, Mr. Sohn retired as our President and CEO. See “Employment, Severance and Change in Control Arrangements” above for a description of the severance benefits Mr. Sohn received in connection with his retirement.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Inphi’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Inphi’s independent accountants and reviewing their reports regarding Inphi’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Inphi’s management is responsible for preparing Inphi’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Inphi’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Inphi’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Inphi and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Inphi’s management and its independent registered public accountants, with and without management present, their evaluations of Inphi’s internal accounting controls and the overall quality of Inphi’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Respectfully submitted on April 19, 2013, by the members of the audit committee of the Board of Directors:

Mr. Sam S. Srinivasan, Chairman

Mr. Bruce McWilliams

Mr. Peter J. Simone

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2010 STOCK INCENTIVE PLAN

Overview

We established our 2010 Stock Incentive Plan, (the 2010 Stock Incentive Plan) in June 2010, and it became effective immediately prior to our initial public offering on November 16, 2010. The 2010 Stock Incentive Plan was subsequently amended and restated by our Board in February 2011, and was most recently amended on April 19, 2013. The purpose of the 2010 Stock Incentive Plan is to promote our long-term success and the creation of stockholder value by (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking our employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The 2010 Stock Incentive Plan authorizes the issuance of options to purchase shares of common stock and the grant of restricted shares, stock units and stock appreciation rights.

Description of Amendment

The amendment to the 2010 Stock Incentive Plan approved by our Board and submitted for stockholder approval consists of an increase in the number of shares available for issuance thereunder by 1,000,000 shares, from 2,000,0000 shares to 3,000,000 shares.

The proposed increase of 1,000,000 in the number of shares reserved for issuance under the 2010 Stock Incentive Plan is needed to allow us to continue to provide effective and appropriate equity incentives to our employee s and directors. Our Board and the compensation committee have believed that equity awards provide the best method to align compensation incentives with stockholder interests, provide at-risk compensation for management by providing them with a strong incentive to improve our performance, and provide employees with the opportunity to benefit significantly from our success. We offer equity awards to all new hires and have found that attractive and competitive initial equity awards are often an important inducement for the individuals who we believe are key to our success. In addition, our stock award incentives have also been somewhat higher over the last few years as we have not paid out cash bonuses in either 2011 or 2012 and possibly not in 2013 – electing instead to have our employees focused on long term incentives and invest our cash in adding resources to support product development and the potential growth of the business. This proposed 1 million share increase provides a safety reserve so that on a limited basis we can provide equity incentives that will retain and attract key talented, experienced individuals who are looking to support the demands of a strong growth environment over a number of years. In addition, for a limited time, as the company transitions to stronger financial performance which will facilitate the payment of cash bonuses, we may grant, on an exception basis, enhanced equity awards both to ensure the retention of key contributors over the long term, as well as to enable equity incentive offers that will attract new key employees interested in making a long term commitment.

We do not believe the proposed 1,000,000 shares increase will be unduly dilutive to stockholders. A common measure of potential dilution from outstanding equity awards is “overhang,” generally defined as equity awards outstanding by not exercised, plus equity awards available to be granted (together referred to as potential equity awards shares), divided by the sum of total shares of common stock outstanding plus potential equity award shares. As of December 31, 2012, our overhang was 27.2%. We believe that our overhang is at this level for a number of reasons, 18% of the overhang represents a share reserve which has not yet been granted, 53% of the overhang represents equity awards which have not yet been earned by the employees, and while 29% have been earned—the remaining contractual life of these options is approximately 8.5 years—so the participants have apparently chosen to wait for the potential value to be realized. The proposed increase would raise the overhang to 29.75%.

Summary of the 2010 Stock Incentive Plan

The following is a summary of the material provisions of the 2010 Stock Incentive Plan. All statements herein are intended only to summarize the 2010 Stock Incentive Plan and are qualified in their entirety by reference to the 2010 Stock Incentive Plan itself. For a more complete description of the terms of the 2010 Stock Incentive Plan, you should read a copy of the 2010 Stock Incentive Plan which is set forth in Appendix A.

Administration. Our compensation committee of our board of directors administer the 2010 Stock Incentive Plan, including the determination of the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our Board, the compensation committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Our Board may appoint one or more separate committees of our board, each consisting of one or more members of our Board, to administer our 2010 Stock Incentive Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our board of directors may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2010 Stock Incentive Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our Board.

Authorized Shares. As of December 31, 2012, 3,000,000 shares of our common stock are reserved for issuance under the 2010 Stock Incentive Plan, assuming stockholder approval of the proposed amendment. As of December 31, 2012, 4,958,634 shares have been granted under the 2010 Stock Incentive Plan. In addition, the number of shares that have been authorized for issuance under the 2010 Stock Incentive Plan will be automatically increased on the first day of each fiscal year beginning in 2011 and ending in 2020, in an amount equal to the least of (a) 3,000,000 shares, (b) 5% of the outstanding shares of our common stock on the last day of the immediately preceding year or (c) another amount determined by our board of directors. Shares subject to awards granted under the 2010 Stock Incentive Plan that are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash will again become available for issuance under the 2010 Stock Incentive Plan. Shares withheld to satisfy the grant, exercise price or tax withholding obligation related to an award will again become available for issuance under the 2010 Stock Incentive Plan. However, shares that have actually been issued shall not again become available unless forfeited. No more than 10,000,000 shares may be delivered upon the exercise of incentive stock options granted under the 2010 Stock Incentive Plan plus, to the extent allowable under applicable law, any shares that again become available for issuance under the 2010 Stock Incentive Plan. In addition, shares originally reserved for issuance under our 2000 Stock Plan but which are not issued or subject to outstanding grants on the effective date of the 2010 Stock Incentive Plan, and shares subject to outstanding options or forfeiture restrictions under our 2000 Stock Plan on the effective date of the 2010 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed an aggregate of 428,572 shares, will again become available for awards under our 2010 Stock Incentive Plan.

No participant in the 2010 Stock Incentive Plan can receive option grants, restricted shares, stock appreciation rights or stock units totaling more than an aggregate of 3,000,000 shares in any calendar year, except in the participant’s first year of employment in which the participant may receive equity awards totaling up to 6,000,000 shares. No participant in the 2010 Stock Incentive Plan may be paid more than an aggregate of $2,000,000 in cash during any calendar year with respect to equity awards that are payable in cash.

Eligibility. Our officers and employees and those of our subsidiaries are eligible to participate in the 2010 Stock Incentive Plan. Our directors and other persons that provide consulting services to us and our subsidiaries and affiliates are also eligible to participate in the 2010 Stock Incentive Plan. The term subsidiary is used in this summary to refer to any corporation, if we or one or more other subsidiaries own not less than 50%

of the total combined voting power of all classes of outstanding stock of such corporation. The term affiliate is used in this summary to refer to any entity other than a subsidiary, we or one of more subsidiaries own not less than 50% of such entity. As of December 31, 2012, approximately 188 executive officers and employees, and six non-employee directors were eligible to be considered for the grant of awards under the 2010 Stock Incentive Plan.

As of December 31, 2012, no shares had been issued upon exercise of options granted under the 2010 Stock Incentive Plan, options to purchase 4,636,680 shares and restricted stock units for 1,804,140 shares were outstanding, and 1,375,581 shares remained available for future grant. In addition, on January 1, 2013 an additional 1,500,000 shares was added to the available pool under the 2010 Stock Incentive Plan. Our NEOs received option grants and restricted stock units under the 2010 Stock Incentive Plan in 2012 as set forth in this Proxy Statement in the “2012 Grants of Plan-Based Awards” table under “Executive Compensation.” Our non- employee directors received option grants under the 2010 Stock Incentive Plan in 2012 as set forth in this Proxy Statement under Director Compensation in “Proposal 1—Election of Directors.”

The number of awards that an employee, director or consultant may receive under the 2010 Stock Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the 2010 Stock Incentive Plan during 2012 to each of our NEOs; executive officers, as a group; directors who are not executive officers and consultants, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; and (iii) the aggregate number of restricted stock units granted under the 2010 Stock Incentive Plan during 2012 to each of our NEOs; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers and consultants, as a group.

Name of Individual or Group	Number of Shares Subject to Stock Options (#)	Average Per Share Exercise Price of Stock Options(1)($)	Number of Shares Subject to RSUs (#)
Ford Tamer, President and Chief Executive Officer	557,645	14.80	278,822

John Edmunds, Chief Financial Officer and Chief Accounting Officer	31,000	12.74	30,072

Charles Roach, Senior Vice President, World Wide Sales	90,000	8.78	45,000

Norman Yeung, Senior Vice President, Engineering	31,000	12.74	30,072

Ron Torten, Vice President, Operations and Information Technology	15,000	12.34	15,000

All executive officers, as a group	726,645	13.83	749,066

All directors who are not executive officers, as a group	—	—	82,578

All employees who are not executive officers, and consultant, as a group	1,255,179	10.89	1,191,067

(1)	All options were granted at an exercise price per share equal to the fair market value on the date of grant

Automatic Grants to Directors. A non-employee director who first joins our Board receives a grant of RSUs with respect to a number of shares of common stock having an aggregate fair market value equal to $160,000 calculated on the date of grant, on the date of his or her election to our Board. This initial grant of an RSU vests annually over a 4-year period beginning on the day which is one year after the date of grant, at an annual rate of 25% of the total number of RSUs subject to the award. Notwithstanding the foregoing, each such RSU shall become vested if a change in control occurs with respect to our company during such director’s service.

On the first business day following the conclusion of each regular annual meeting of our stockholders, each outside director who was not elected to our Board for the first time at such meeting and who will continue serving as a member of our Board thereafter receives an RSU with respect to a number of shares of common stock having an aggregate fair market value equal to $80,000 calculated on the date of grant, provided that such director has served on our Board for at least six months. Each RSU granted following an annual meeting of stockholders fully vest on the first anniversary of the date of grant; provided, however, that each such RSU shall become fully vested immediately prior to the next regular annual meeting of our stockholders following such date of grant in the event such meeting occurs prior to such first anniversary date. Notwithstanding the foregoing, each RSU will vest if a change in control occurs with respect to our company during such director’s service.

Types of Awards.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2010 Stock Incentive Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the voting shares of our company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. We expect that 1/4th of the total number of shares subject to the options will vest and become exercisable 12 months after the vesting commencement date for options granted, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. Each stock option agreement sets forth the term of the options, which is prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the company. Payment of the exercise price may be made in cash or cash equivalents or, if provided for in the stock option agreement evidencing the award, (a) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (b) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (c) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (d) by delivering a full-recourse promissory note or (e) by any other form that is consistent with applicable laws, regulations and rules.

Restricted Stock. Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2010 Stock Incentive Plan, our compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as our compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services or services rendered prior to the award, without cash payment by the recipient.

Stock Units. Stock units give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by our compensation committee and as set forth in a stock unit agreement. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. Our compensation committee may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2010 Stock Incentive Plan, our compensation committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.

Stock Appreciation Rights. Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The exercise price of a stock appreciation right will be determined by our compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. The compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

Other Plan Features.

Under the 2010 Stock Incentive Plan:

•

Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution.

•

Nondiscretionary, automatic grants of nonstatutory stock options will be made to outside directors. Any outside director who first joins our board of directors on or after the effective date, will be automatically granted an initial nonstatutory option to purchase shares of our common stock that have a value of $160,000, calculated using the fair market value of our common stock on the date of grant, upon first becoming a member of our board of directors. The initial option will vest and become exercisable over four years in equal monthly installments. On the first business day after each of our regularly scheduled annual meetings of stockholders, each outside director will be automatically granted an option to purchase shares of our common stock that have a value of $80,000, calculated using the fair market value of our common stock on the date of grant, provided that the outside director has served on our board of directors for at least six months. Each annual option will vest and become exercisable on the first anniversary of the date of grant, or immediately prior to the next regular annual meeting of the company’s stockholders following the date of grant if the meeting occurs prior to the first anniversary date. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if we are subject to a change of control. In addition, such options will terminate on the earlier of (a) the day before the 10th anniversary of the date of grant or (b) the date 12 months after the termination of the outside director’s termination of service for any reason.

•

In the event of a recapitalization, stock split or similar capital transaction, our compensation committee we will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2010 Stock Incentive Plan, including the share number in the formula for automatic annual increases, the limitation regarding the total number of shares underlying awards given to an individual participant in any calendar year, the number of shares that can be issued as incentive stock options and other adjustments in order to preserve the benefits of outstanding awards under the 2010 Stock Incentive Plan.

•

Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

•

If we are involved in an asset acquisition, stock acquisition, merger or similar transaction with another entity, our compensation committee may make awards under the 2010 Stock Incentive Plan by the assumption, substitution or replacement of awards granted by another entity. The terms of such assumed, substituted or replaced awards will be determined by our compensation committee in its discretion.

•

Awards under our 2010 Stock Incentive Plan may be made subject to the attainment of performance criteria including cash flows, earnings per share, earnings before interest, taxes and amortization, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment, shares, costs, expenses, regulatory body approval for commercialization of a product or implementation or completion of critical projects.

•

The 2010 Stock Incentive Plan terminates 10 years after its initial adoption, unless terminated earlier by our board of directors. Our board of directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent.

Required Vote

Approval of the amendment to the 2010 Stock Incentive Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment to the 2010 Stock Incentive Plan.

Our Board recommends a vote FOR the approval of an

amendment to the 2010 Stock Incentive Plan

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our audit committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2013. Our Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Inphi and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2010, 2011, and 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011, were as follows:

Services Provided	2012	2011
Audit Fees	$963,059	$928,224
Audit-Related Fees	—	—
Tax Fees	174,915	205,439
All Other Fees	1,600	1,800

Total Fees	$1,139,574	$1,135,463

Audit Fees. The aggregate fees billed for the year ended December 31, 2012 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. The aggregate fees billed for the year ended December 31, 2011 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and services rendered in connection with our Form S-1 related to secondary public offering.

Audit-Related Fees. For the years ended December 31, 2012 and 2011, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above.

Tax Fees. The aggregate fees billed for the years ended December 31, 2012 and 2011 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business, the review of research and development credits and net operating loss carryover, and services related to our tax returns, including our subsidiaries.

All Other Fees. For the years ended December 31, 2012 and 2011, the aggregate fees billed were for annual subscription of on-line library of authoritative accounting and auditing literature.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, our audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your audit committee will review its future selection of our independent registered public accountants.

Our Board recommends a vote FOR the ratification of

PricewaterhouseCoopers LLP as our independent registered public accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4, and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2012, except Mr. Yeung had a late Form 4 filing, and Mr. Roach had a late Form 3 filing.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2014 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 26, 2013. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2014 Annual Meeting of Stockholders will be ineligible for presentation at the 2014 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Inphi stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, or call our Investor Relations department at (408) 217-7300 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

Santa Clara, California

April 25, 2013

Inphi’s 2012 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Inphi Corporation at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 13, 2013, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

AMENDMENT TO INPHI CORPORATION 2010 STOCK INCENTIVE PLAN

In accordance with Section 19(b) of the Inphi Corporation 2010 Stock Incentive Plan, as restated and amended to date (the “Plan”), the Plan is hereby further amended as follows:

1. Section 5(a) of the Plan is hereby amended and restated in its entirety as follows, effective April 19, 2013:

“(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 3,000,000 Shares, plus (x) any Shares subject to outstanding options or forfeiture restrictions under the Company’s 2000 Stock Option/Stock Issuance Plan (the “Predecessor Plan”) on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised and any reserved shares not issued or subject to outstanding grants under the Predecessor Plan on the effective date of this Plan, such number of additional Shares not to exceed an aggregate of 1,000,000 Shares, and (y) an annual increase on the first day of each fiscal year beginning in 2011 and ending in 2020, in an amount equal to the lesser of (i) 3,000,000 Shares, (ii) 5% of the outstanding Shares on the last day of the immediately preceding year or (iii) an amount determined by the Board. No more than 10,000,000 Shares may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(c). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. .”

To record the amendment of the Plan, Inphi Corporation has executed this document this 18th day of April, 2013.

INPHI CORPORATION

By:
Title:	Chief Financial Officer and Secretary

A-1

ANNUAL MEETING OF STOCKHOLDERS OF INPHI CORPORATION

May 24, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20230300000000000000 4 052413

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Class III Directors:

NOMINEES:

FOR ALL NOMINEES

Chenming C. Hu

Sam S. Srinivasan

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Approval of an Amendment to the 2010 Stock Incentive Plan

FOR AGAINST ABSTAIN

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants

4. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

May 24, 2013

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230300000000000000 4 052413

BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Class III Directors:

NOMINEES:

FOR ALL NOMINEES

Chenming C. Hu

Sam S. Srinivasan

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Approval of an Amendment to the 2010 Stock Incentive Plan

FOR AGAINST ABSTAIN

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants

4. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

INPHI CORPORATION

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Inphi Corporation on May 24, 2013.

The undersigned hereby constitute(s) and appoint(s) Ford Tamer and John Edmunds, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Inphi Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inphi Corporation to be held on May 24, 2013 and at any adjournments thereof, upon matters referred to in the Notice of the 2013 Annual Meeting of Stockholders of Inphi Corporation and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF CLASS III DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

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